Exhibit 99.1
Exide Technologies Announces Pricing of Private Placement of Senior Secured Notes
MILTON, Ga., January 13, 2011 (GLOBE NEWSWIRE) — Exide Technologies (the “Company”)(Nasdaq: XIDE), a global leader in electrical energy solutions, today announced the pricing of its private placement of $675 million in aggregate principal amount of 8 5/8% senior secured notes due 2018 (the “Notes”). The Notes were priced at 100% of the principal amount of the Notes, plus accrued interest from January 25, 2011, if any. The Notes will be the Company’s senior secured obligations and will not be guaranteed by any of the Company’s subsidiaries on the issue date.
The closing of the offering of the Notes is expected to occur on or about January 25, 2011 and is conditioned upon the Company concurrently entering into a new senior secured asset-based revolving credit facility, as well as other customary conditions.
The Company intends to use the net proceeds from the offering of Notes to (i) to repay outstanding borrowings under the Company’s existing credit facilities, (ii) to fund the tender offer and consent solicitation or the redemption by the Company, as applicable, of its outstanding 10.5% senior notes due 2013, and (iii) for ongoing working capital and other general corporate purposes.
The Notes have not been registered under the Securities Act of 1933 (the “Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers in reliance Rule 144A under the Act and to certain non-US persons outside the United States in reliance on Regulation S under the Act.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This release is being issued pursuant to and in accordance with Rule 135c under the Act.
Forward-Looking Statements
Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding the use of proceeds received by the Company from the Notes, the timing, costs and the Company’s ability to consummate the transactions described herein, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, general economic conditions, conditions in the capital markets and debt markets, completion on terms acceptable to the Company of its new senior secured asset-based revolving credit facility, the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as impose significant interest and financing costs, and various other uncertainties associated with the industries in which the Company operates and the Company’s operations described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on June 2, 2010 and its other periodic reports filed from time to time thereafter.
The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.